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Exhibit 5.1

[Letterhead of Protective Life Corporation]

April 8, 2004

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, AL 35223

Re:
Protective Life Insurance Company
$   786,000.00 4.000% InterNotes®
$2,387,000.00 5.250% InterNotes®

Ladies and Gentlemen:

        I am Senior Associate Counsel with Protective Life Corporation, serving as in-house counsel to Protective Life Insurance Company, a Tennessee stock life insurance company ("Protective Life"). It is my understanding that the following have been prepared and filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by Protective Life:

  (i)
  a Registration Statement on Form S-3 (File No. 333-100944), as amended by Amendment No. 1 filed with the Commission on November 7, 2003 and Amendment No. 2 filed with the Commission on November 12, 2003 (the "Registration Statement");

  (ii)
  a prospectus, dated December 15, 2003 (the "Prospectus"), relating to secured notes;

  (iii)
  a prospectus supplement, dated December 30, 2003, as filed with the Commission pursuant to Rule 424(b)(3) of the Act and relating to secured notes referred to as InterNotes® ("InterNotes®");

  (iv)
  a pricing supplement, dated April 5, 2004 ("Pricing Supplement No. 20"), as filed with the Commission pursuant to Rule 424(b)(5) of the Act and relating to the issuance and sale of $786,000.00 4.000% InterNotes® (the "4.000% Notes") by Protective Life Secured Trust 2004-20 ("Trust 2004-20"), pursuant to the Indenture, dated as of April 8, 2004 (the "2004-20 Indenture"), entered into between Trust 2004-20 and The Bank of New York, as indenture trustee; and

  (v)
  a pricing supplement, dated April 5, 2004 ("Pricing Supplement No. 21" and, together with Pricing Supplement No. 20, the "Pricing Supplements"), as filed with the Commission pursuant to Rule 424(b)(5) of the Act and relating to the issuance and sale of $2,387,000.00 5.250% InterNotes® (the "5.250% Notes" and, together with the 4.000% Notes, the "Notes") by Protective Life Secured Trust 2004-21 ("Trust 2004-21" and, together with Trust 2004-20, the "Trusts"), pursuant to the Indenture, dated as of April 8, 2004 (the "2004-21 Indenture" and, together with the 2004-20 Indenture, the "Indentures"), entered into between Trust 2004-21 and The Bank of New York, as indenture trustee.

        In connection with the delivery of this opinion, I and/or other attorneys in the legal department of Protective Life Corporation have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. In all such examinations, I have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies, and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. I have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom I have deemed appropriate.

        Based on the foregoing, and subject to the further qualifications set forth below, I am of the opinion that:

        1.     The 4.000% Notes are valid and binding obligations of Trust 2004-20, enforceable against Trust 2004-20 in accordance with their terms.

        2.     The 5.250% Notes are valid and binding obligations of Trust 2004-21, enforceable against Trust 2004-21 in accordance with their terms.

        The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally; and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

        I express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. I express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the laws of the State of New York and the State of Delaware, as currently in effect. In particular (and without limiting the generality of the foregoing), I express no opinion (i) concerning the laws of any country (other than the Federal laws of the United States of America) or as to the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of the Trusts, the holders of any Notes, or any other party to or beneficiary of the Indentures or the Notes; or (ii) concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any Notes is located that limits the rate of interest that such holder may charge or collect. I express no opinion as to (i) judgments in currencies other than United States dollars or (ii) the perfection or priority of any security interest in the collateral securing a Trust's obligations under its Notes. I have exclusively relied, with your permission, as to all matters involving the law of the State of Delaware, upon the opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Protective Life, dated today and addressed to you.

        I consent to the filing of this opinion as an exhibit to Protective Life's Form 8-K to be filed in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement and to the use of my name in the Pricing Supplements. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

[Signature Follows on Next Page]

Very truly yours,
/s/ NANCY KANE Nancy Kane

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  Exhibit 5.1
[Letterhead of Protective Life Corporation]